COBALIS CORP. PREHISTINTM SIGNIFICANTLY REDUCES ALLERGY SYMPTOMS IN 714 PATIENT PHASE 3 CLINICAL TRIAL


SAFE, NON-DROWSY PREHISTINTM ACHIEVES CLINICAL AND STATISTICAL SIGNIFICANCE (P=0.0028) VERSUS PLACEBO; STUDY DEMONSTRATES DRAMATIC REDUCTION IN ALLERGY SYMPTOMS

IRVINE, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Cobalis Corp. (OTCBB: CLSC), announced today the final statistical analyses on allergy patient symptom scores collected during the first of two required FDA-approved Phase III Clinical Trials for the Company's anti-allergy medication, PreHistin(TM). The study was the largest of its kind, according to Lyndon Mansfield, MD, Cobalis' senior medical advisor, and successfully concludes one of the most important milestones towards gaining FDA approval to market PreHistin(TM) in the US as an OTC medication for pre-seasonal treatment of allergy symptoms.

The study demonstrated strong clinical and statistical significance that PreHistin(TM), when administered before and during allergy season, clearly and noticeably resulted in fewer allergy symptoms when compared with placebo. The results pave the way for an entirely new class of 100% non-sedating, anti-allergy medication with no common side effects. PreHistin(TM) is a sublingual lozenge which will offer consumers a safer, more effective and less expensive alternative to existing OTC antihistamines and prescription allergy medications, according to the Company. Cobalis is now planning the second FDA-required large-scale Phase 3 study.

According to Cobalis, the strength of the results of this first study fosters a high degree of confidence that equally strong positive results should be seen in the second FDA-required study. The Company believes that the strong clinical results on efficacy, combined with a 50+ year history of safe use of cyanocobalamin (the active ingredient in the patented PreHistin(TM) formula), in treating millions of human patients with hematologic and neurologic illnesses should greatly facilitate the approval process by the FDA and foreign regulators. In written correspondence with Cobalis the FDA has said that "there are no safety concerns with the systemic exposure to cyanocobalamin".

THE STUDY
---------
Cobalis sponsored a double-blind, placebo-controlled, multi-center randomized study on 714 allergy sufferers to test whether PreHistin(TM) would reduce the onset and severity of allergy symptoms; including sneezing, runny nose, nasal itch and nasal congestion. The study was conducted by Board Certified Allergists and Immunologists at 8 clinical sites in the US. A total of 714 patients, aged 17 to 75, with a demonstrated multi-year history of sensitivity to Mountain Cedar pollen were randomized into 4 study arms; 3 active and 1 placebo during the 6 week trial. No serious adverse events or serious side effects were reported for any of the 714 study subjects.

THE ANALYSES
-------------
Comprehensive analyses of the final study data were conducted by Mark H. Bradshaw, PhD, of GCP MP, of Princeton, NJ, acting as an independent biostatistician on behalf of Cobalis Corp. All analyses conducted by Dr. Bradshaw were based on patient-reported twice-daily reflective scores (patients' assessments of their symptomatology over the previous 12 hours). AM and PM self-rated symptom scores each day for each patient were summed across the four primary symptoms: sneezing, runny nose, nasal itch and nasal congestion.

The report issued by Dr. Bradshaw used the modified intent-to-treat population (all patients who took any study medication), and used an ANOVA (standard analysis of variance) model to determine statistical significance of effects among the 4 study arms.

The FDA-approved Statistical Analysis Plan (SAP) specified a step-down procedure for evaluating the statistical significance of results. First, it was required to show that the p-value (the overall indicator of reliable differences among groups) across the four treatment groups reached statistical significance at a p-value of less than 0.05 - the benchmark for demonstrating statistical differences among the treatment groups. Once that criterion was met, only then would comparisons be performed between specific pairs of treatment arms.

THE RESULTS
------------
Statistical analysis using an ANOVA model with adjustment for baseline symptom severity showed that the first criterion of the step-down procedure was clearly met. The p-value for treatment effect overall was 0.0262 (statistically significant at or below the benchmark of p=<0.05) for the average of Weeks 4-6 (the primary efficacy analysis specified by the SAP), and 0.0416 (also statistically significant) for the Week 6 analysis. Based on these strong statistical overall results, the hypothesis testing for the specific treatment arm comparisons could go forward.

Analysis of the specific comparisons between treatment arms also demonstrated strong statistical significance. In particular, the comparison between Placebo (Arm 1) and 6 weeks of Active Treatment (Arm 3) is highly significant (p<0.010) for both Week 6 and the average of Weeks 4, 5 and 6. The average symptom score difference seen in this comparison is 1.31 score units for Week 6, a treatment effect magnitude that reflects clinically significant benefits for many patients.

[GRAPHIC OMITTED][GRAPHIC OMITTED]

KEY: Chart shows patient-reported allergy symptom scores for each of the study's 4 arms over the 6 week study period. Higher symptom scores indicate increased severity of symptoms. Arm 1 (placebo only for 6 weeks) showed the most severe allergy symptoms; Arm 3 (active PreHistin(TM) for 6 weeks) showed the fewest and least severe reported allergy symptoms.

CONCLUSION
-----------
Based on the primary modified intent-to-treat analysis, there were statistically significant differences among treatment arms. The requirements of the step-down model required by the SAP were met, and statistically significant treatment benefits were shown between Placebo and Active treatment groups. A clear statistical separation between Placebo and Active treatment groups begins as early as Week 3. The largest treatment effect is seen between Placebo and 6 weeks of Active treatment, with a p-value of 0.0048 at Week 6, and 0.0028 for the average of Weeks 4, 5 and 6.

In addition, it can be seen that over the 6 week trial, as the allergy season progressed, patients taking placebo experienced a significantly larger increase in severity of allergy symptoms compared with the study arms which included active PreHistin(TM). This difference continues to increase across the entire 6 week trial. Second it is clear that the study arm wherein patients received only PreHistin(TM) (no placebo) showed the least increase in allergy symptoms of all study arms. Most importantly, the average symptom scores for the combined Weeks 4, 5 and 6 (the primary efficacy endpoint of the study) demonstrated a statistically significant reduction in allergy symptoms for patients taking PreHistin(TM) compared with placebo. The data also show that as people take PreHistin(TM) longer, the beneficial effects increase.

Said Dr. Bradshaw: "The analyses conducted show clear and strong statistical significance that treatment with PreHistin(TM) demonstrably reduced patient-reported allergy symptoms versus placebo. All requirements of the SAP were met and the treatment effect at the primary endpoints is highly statistically significant."

Lyndon Mansfield, MD, senior medical advisor to the study said: "These findings open up an entirely different pathway to treat allergic disorders. The safety factor of PreHistin(TM) added to the therapeutic benefit demonstrated in this clinical trial makes this treatment a very valuable option compared to other OTC allergy treatments. This greatly expands our abilities to treat allergic disease."

Said Chas Radovich, Cobalis CEO: "The Company is very pleased to announce these dramatic results and to have completed a major milestone towards bringing PreHistin(TM) to market as the World's First Pre-Histamine(TM). This unique formulation will bring serious relief to the tens of millions of allergy sufferers in the US, and provide a safe, less expensive and more effective approach to controlling allergies than currently available OTC and prescription allergy medications and antihistamines. We have always known that PreHistin(TM) is safe, and now we have proven that it's effective. We look forward to completing the balance of our Phase III program, and submitting our New Drug Application to the FDA as soon as possible."

ABOUT RHINITIS
--------------
Allergic rhinitis is one of the most common and chronic diseases in the US, affecting up to 50 million people each year, including 20 to 30% of adults and 40% of children. Allergic rhinitis can occur both seasonally and year-round. Seasonal Allergic Rhinitis (SAR) is triggered by seasonally-occurring allergens, such as pollens from trees, grasses and flowers. Perennial Allergic Rhinitis
(PAR) occurs year-round and is triggered by allergens such as dust mites, pet dander and various airborne molds.

Nearly half of all allergic rhinitis sufferers (approximately 20% of the US population) experience symptoms including nasal congestion, runny nose, nasal itching, and associated symptoms of ocular burning and itching at least four months of the year. Nearly 70% of allergic rhinitis patients are treated for nasal congestion - the most frequently treated symptom.

ABOUT COBALIS CORP. - PREHISTIN TM
----------------------------------
Headquartered in Irvine, California, Cobalis Corp. is an over-the-counter, specialty pharmaceutical company. Its flagship product, PreHistin(TM) is currently in Phase III clinical trials and initial marketing in the U.S. will commence upon final FDA marketing approval. The U.S. anti-allergy medication market was $7.2 billion in 2003 and is expected to exceed $10 billion by 2010. PreHistin(TM), "The World's First Pre-Histamine(TM)," has shown in previous studies to modulate the body's level of the protein IgE, thereby reducing the overproduction of histamines, the primary cause of airborne allergy symptoms. Prior studies have shown that the active ingredient in PreHistin(TM) appears to have essentially no risks of adverse effects to the general population, including sedation and drowsiness found in many of the allergy products currently available.

For further information please visit the website at http://www.cobalis.com
                                                    ----------------------

CONTACT:
Chas Radovich                           Tim Clemensen                           Michelle Manoff
CEO                                     Senior Vice President                   Senior Vice President
Cobalis Corp.                           Rubenstein Investor Relations           Rubenstein Public Relations
Tel: (949) 757-0001                     Tel: (212) 843-9337                     Tel: (212) 843-8051
Investor.Relations@Cobalis.com          TClemensen@RubensteinIR.com             MManoff@RubensteinPR.com


SAFE HARBOR
-----------
Certain statements contained in this release are considered "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied. These forward-looking statements are identified by their use of terms and phrases such as "believe", "expect", "plan", "anticipate", "possibility" and similar expressions identifying their forward-looking character. Investors should not rely on these forward-looking statements as assurances of future events, because such statements are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations. Specifically, factors could include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in the Company's compounds under development in particular; the potential failure of the Company's compounds under development to prove safe and effective for treatment and prevention of disease; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for the Company's compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change the Company's business, structure or projections; the development of competing products; uncertainties related to the Company's business, structure or projections; the development of competing products; uncertainties related to the Company's dependence on third parties and partners; and those risks described in filings with the SEC.